EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

By and between

CENTERSTATE BANKS, INC.

and

HOMETOWN OF HOMESTEAD BANKING COMPANY

Dated as of October 27, 2015

Page

ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Effective Time	1
1.3	Effects of the Merger	2
1.4	Conversion of Stock	2
1.5	Stock Options	3
1.6	Incorporation Documents and Bylaws of the Surviving Company	4
1.7	Directors and Officers	4
1.8	The Bank Merger	4

ARTICLE II DELIVERY OF MERGER CONSIDERATION		5
2.1	Exchange Agent	5
2.2	Delivery of Merger Consideration	5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF HBC		7
3.1	Organization, Standing and Power	7
3.2	Capitalization	7
3.3	Authority; No Violation	9
3.4	Consents and Approvals	10
3.5	Reports	10
3.6	Financial Statements	10
3.7	Absence of Changes	12
3.8	Compliance with Applicable Law	12
3.9	Material Contracts; Defaults	14
3.10	State Takeover Laws	14
3.11	HBC Benefit Plans	14
3.12	Approvals	17
3.13	Opinion	17
3.14	HBC Information	17
3.15	Litigation	18
3.16	Labor Matters	18
3.17	Environmental Matters	19
3.18	Loan Matters	20
3.19	Intellectual Property	21
3.20	Transactions with Affiliates	21
3.21	Derivative Instruments and Transactions	22
3.22	Trust Business	22
3.23	Taxes	22
3.24	Community Reinvestment Act Compliance	24
3.25	Insurance	24
3.26	Title	24
3.27	Investment Portfolio	24
-i-

(continued)

Page

3.28	Books and Records	25
3.29	Indemnification	25
3.30	Broker’s Fees	25
3.31	Representations Not Misleading	25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CENTERSTATE		25
4.1	Organization, Standing and Power	25
4.2	Authority; No Violation	26
4.3	Consents and Approvals	26
4.4	Agreements with Regulatory Agencies	27
4.5	Approvals	27
4.6	Broker’s Fees	27
4.7	No Financing	27

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		28
5.1	Conduct of HBC Business Prior to the Effective Time	28
5.2	HBC Forbearances	28
5.3	Conduct of CenterState Business Prior to the Effective Time	31
5.4	CenterState Forbearances	31

ARTICLE VI ADDITIONAL AGREEMENTS		32
6.1	Regulatory Matters	32
6.2	Access to Information; Current Information; Attendance at Meetings	33
6.3	Shareholder Meeting	34
6.4	Notification of Certain Matters	35
6.5	Employee Matters	35
6.6	Indemnification; Directors’ and Officers’ Insurance	38
6.7	No Solicitation	39
6.8	Correction of Information	41
6.9	System Integration	41
6.10	Coordination; Integration	41
6.11	Non-Competition and Non-Disclosure Agreement	42
6.12	Claims Letters	42
6.13	Failure to Fulfill Conditions	42
6.14	Assumption of Indenture	42

ARTICLE VII CONDITIONS PRECEDENT		42
7.1	Conditions to Each Party’s Obligations	42
7.2	Conditions to Obligations of CenterState	43
7.3	Conditions to Obligations of HBC	44

ARTICLE VIII TERMINATION AND AMENDMENT		45
8.1	Termination	45
-ii-

(continued)

Page

8.2	Effect of Termination	46
8.3	Fees and Expenses	46
8.4	Termination Fees	46
8.5	Amendment	47
8.6	Extension; Waiver	47

ARTICLE IX MISCELLANEOUS PROVISIONS		47
9.1	Closing	47
9.2	Nonsurvival of Representations, Warranties and Agreements	48
9.3	Notices	48
9.4	Interpretation	49
9.5	Counterparts	50
9.6	Entire Agreement	50
9.7	Governing Law	50
9.8	Publicity	50
9.9	Assignment; Third Party Beneficiaries	50
9.10	Specific Performance; Time of the Essence	50
9.11	Disclosure Schedule	51

Exhibit A – Form of Shareholder Voting Agreement

Exhibit B – Form of Bank Plan of Merger and Merger Agreement

Exhibit C – Form of Director Non-Competition and Non-Disclosure Agreement

Exhibit D – Form of Claims Letter

-iii-

INDEX OF DEFINED TERMS

Definition	Section
1st National Bank	1.8
Acquisition Proposal	6.7(e)
Action	3.15
Aggregate Consideration	2.2(a)
Agreement	Preamble
Articles of Merger	1.2
Average Closing Price	8.1(a)
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.8(a)
Book-Entry Shares	1.4(b)
Business Day	9.1
Cancelled Shares	1.4(c)
CenterState	Preamble
CenterState Bank of Florida, N.A.	1.8
CenterState Bylaws	4.2(b)
CenterState Charter	4.2(b)
CenterState Common Stock	1.4(a)
CenterState Regulatory Agreement	4.4
CenterState Termination Fee	8.4(c)
Certificate	1.4(b)
Change in Recommendation	6.7(c)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
Code	2.2(c)
Confidentiality Agreement	6.2(d)
Covered Employees	6.5(a)
D&O Insurance	6.6(c)
Declarations of Trust	3.3(b)
Derivative Transaction	3.21(b)
Determination Date	8.1(a)
Determination Period	8.1(a)
Director Restrictive Covenant Agreements	7.2(f)
Disclosure Schedule	9.11
Dissenting Shares	1.4(d)
DPC Common Shares	1.4(c)
Effective Time	1.2
Employee Agreements	7.2(d)
Environmental Law	3.17(b)
Environmental Survey	6.15(a)
EPCRS	3.11(b)
ERISA	3.11(a)
-v-

ERISA Affiliate	3.11(d)
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2(g)
FBCA	1.1
FDIC	3.4
FHLB	3.2(c)
Final Index Price	8.1(a)
FRB	3.4
GAAP	3.1(c)
FBCA	1.1
Governmental Entity	3.4
Hazardous Substance	3.17(c)
HBC	Preamble
HBC Benefit Plans	6.5(e)
HBC Board Confidential Matters	6.2(d)
HBC Board Recommendation	6.3
HBC Bylaws	3.1(b)
HBC Charter	3.1(b)
HBC Class A Common Stock	1.4(b)
HBC Class B Common Stock	1.4(b)
HBC Class C Common Stock	1.4(b)
HBC Common Stock	1.4(b)
HBC Confidential Information	6.7(a)
HBC Financial Statements	3.6(a)
HBC Individuals	6.7(a)
HBC Insurance Policies	3.25
HBC Material Contract	3.9(a)
HBC Regulatory Agreement	3.8(b)
HBC Representatives	6.7(a)
HBC Shareholder Approval	3.3(a)
HBC Shareholder Meeting	6.3
HBC Shareholder Meeting Notice Date	6.3
HBC Stock Option	1.5(a)
HBC Stock Plans	1.5(a)
HBC Termination Fee	8.4(a)
HBC Trust I	3.1(d)
Identified Assets	1.4(f)
Indemnified Parties	6.6(a)
Indenture	3.3(b)
Index Group	8.1(a)
Index Price	8.1(a)
Intellectual Property	3.19(b)
IRS	3.11(a)
Keefe Bruyette	4.6
-vi-

Letter of Transmittal	2.2(b)
Knowledge	9.4
Liens	3.2(c)
Mark Amount	1.4(f)
Material Defect	6.15(d)
Material Defect Notice	6.15(b)
Material Adverse Effect	3.7(a)
Materially Burdensome Regulatory Condition	6.1(d)
Maximum D&O Tail Premium	6.6(c)
Merger	Recitals
Merger Consideration	1.4(b)
Merger Subsidiary	Recitals
Option Exchange Payment	1.5
Party or Parties	Preamble
PBGC	3.11(e)
Permits	3.8(b)
Person	3.2(c)
Previously Disclosed	9.11
Pricing Differential	8.1(a)
Property Examination	6.15(a)
Proxy Statement	3.14
Real Property	6.15(a)
Regulatory Approvals	3.4
Requisite Regulatory Approvals	7.1(e)
Rights	3.2(a)
Sandler	3.13
SEC	3.5(b)
Securities Act	3.2(a)
SRO	3.4
Starting Price	8.1(a)
Statutory Trust Act	3.1(d)
Subsidiary	3.1(c)
Superior Proposal	6.7(e)
Surviving Bank	1.8
Surviving Company	Recitals
Tax Opinion	7.1(f)
Taxes	3.23(i)
Tax Returns	3.23(j)
Trust Account Common Shares	1.4(c)
Voting Agreement	Recitals
Voting Debt	3.2(a)

-vii-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of the 27th day of October, 2015, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and Hometown of Homestead Banking Company a Florida corporation (“HBC” and, together with CenterState, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which CenterState will, on the terms and subject to the conditions set forth in this Agreement, (i) acquire HBC through the merger (the “Merger”) of CSFL Acquisition Corp, to be organized as a wholly-owned subsidiary of CenterState (“Merger Subsidiary”), with and into HBC, with HBC surviving the Merger as a wholly-owned subsidiary of CenterState (sometimes referred to in such capacity as the “Surviving Company”), and (ii) immediately thereafter merge HBC with and into CenterState and close the Bank Merger (as defined in Section 1.8 of this Agreement);

WHEREAS, as a condition to the willingness of CenterState to enter into this Agreement, all of the directors of HBC have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CenterState, pursuant to which each such director has agreed, among other things, to vote all of the HBC Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, Merger Subsidiary shall merge with and into HBC.  HBC shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Florida.  As of the Effective Time, the separate corporate existence of Merger Subsidiary shall cease.

1.2Effective Time.  Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and CenterState shall cause to be filed with the Department of State of the State of Florida and the Secretary of State of the State of Florida, articles of merger as provided in the FBCA (the “Articles of Merger”).  The Merger shall become effective at such time as the Articles of Merger are filed or such other time as may be specified in such Articles of Merger (the “Effective Time”).

1.3Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the FBCA.

1.4Conversion of Stock.  By virtue of the Merger and without any action on the part of HBC, CenterState or the holders of any of the following securities, at the Effective Time:

(a)Each share of common stock, par value $.01 per share, of CenterState (“CenterState Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $.01, of the Surviving Company.

(b)Subject to Sections 1.4(c), 1.4(d), and 1.4(e), each share of the (i) common stock, Class A, par value $0.01 per share (“HBC Class A Common Stock”), (ii) common stock, Class B, par value $0.01 per share (“HBC Class B Common Stock”), and (iii) common stock, Class C, par value $0.01 per share (“HBC Class C Common Stock”), of HBC (collectively, the “HBC Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares, but excluding any Cancelled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares,” and each an “Exchangeable Share”), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive a cash payment equal to the Merger Consideration.  The “Merger Consideration” shall mean $1.25.  All of the Exchangeable Shares of HBC Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of HBC Common Stock (each, a “Certificate”) and non-certificated share of HBC Common Stock represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of HBC Common Stock represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 1.4.  Under no circumstances shall the aggregate of the outstanding shares of HBC Common Stock, plus the HBC Stock Options exceed, 15,319,622.

(c)All shares of HBC Common Stock that are owned by HBC or CenterState (other than (i) shares of HBC Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and (ii) shares of HBC Common Stock held, directly or indirectly, by HBC or CenterState in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist (any such shares, the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(d)Notwithstanding anything in this Agreement to the contrary, shares of HBC Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to

607.1333 of the FBCA (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead the holder of such Dissenting Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 607.1301 to 607.1333 of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such holder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of HBC Common Stock under such provisions of the FBCA.  If any shareholder dissenting pursuant to Sections 607.1301 to 607.1333 of the FBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of HBC Common Stock shall thereupon be treated as if they had been converted into and become Exchangeable Shares as of the Effective Time, eligible to receive the Merger Consideration in accordance with Section 1.4(b), without any interest thereon.  HBC shall give CenterState (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of HBC Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by HBC relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA.  HBC shall not, except with the prior written consent of CenterState, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of HBC Common Stock for which dissenters’ rights have been perfected shall be returned to CenterState upon demand.

(e)If the number of shares of HBC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to the Parties.

1.5Stock Options.  Each valid option to purchase shares of HBC Common Stock (each, a “HBC Stock Option”), outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into the right to receive an amount of cash equal to the product of (i) the number of shares of HBC Common Stock subject to such HBC Stock Option, and (ii) the excess, if any, of (x) the Merger Consideration, over (y) the exercise price per share provided for in such HBC Stock Option (the “Option Exchange Payment”); provided however, that in the event that the Merger Consideration is modified as a result of the application of Section 1.4(e), then the Option Exchange Payment shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration.  As a condition to receiving the Option Exchange Price, each holder of a HBC Stock Option receiving an Option Exchange Payment shall deliver to CenterState an acknowledgment in writing, in a form reasonably satisfactory to CenterState, that (i) such payment is in full satisfaction of such holder’s rights under such HBC Stock Options, or (ii) each holder of HBC Stock Options whose options are not entitled to any payment based upon the forgoing, that such HBC Stock Options are terminated and of no further force or effect.

1.6Incorporation Documents and Bylaws of the Surviving Company.  At the Effective Time, the articles of incorporation of HBC in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law.  The bylaws of HBC in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.7Directors and Officers.  The directors of the Surviving Company immediately following the Effective Time shall consist of the directors of Merger Subsidiary immediately prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.  The officers of the Surviving Company immediately following the Effective Time shall consist of the officers of Merger Subsidiary immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8The Bank Merger.  Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, 1st National Bank of South Florida (“1st National Bank”), a national banking association bank and wholly owned first-tier subsidiary of HBC, shall be merged (the “Bank Merger”) with and into CenterState Bank of Florida, N.A., a national banking association and wholly owned first-tier subsidiary of CenterState (“CenterState Bank,” N.A.”), in accordance with the provisions of applicable federal banking laws and regulations, and CenterState Bank, N.A. shall be the surviving bank (the “Surviving Bank”).  The Bank Merger shall have the effects as set forth under applicable federal banking laws and regulations, and the Boards of Directors of the Parties shall cause the Boards of Directors of 1st National Bank and CenterState Bank, N.A., respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit B, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement.  Each of CenterState and HBC also shall approve the Bank Merger Agreement in their capacities as sole shareholders of CenterState Bank, N.A. and 1st National Bank, respectively.  The directors of the Surviving Bank immediately following the Effective Time shall consist of the directors of CenterState Bank, N.A. immediately prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.  The officers of the Surviving Bank immediately following the Effective Time shall consist of the officers of CenterState Bank, N.A. immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified or their earlier death, resignation or removal.  As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of CenterState Bank, N.A. at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, 1st National Bank shall continue to operate under that name.

1.9Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, CenterState may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall use commercially reasonable efforts to enter into such alternative transactions as CenterState and HBC mutually may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration or (ii) materially impede the receipt, or the timely receipt, of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement.  In the event that CenterState and HBC elect to make such a revision, the Parties agree to execute appropriate documents to reflect the revised structure.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1Exchange Agent.  Prior to the Effective Time, CenterState shall appoint its transfer agent, Continental Stock Transfer and Trust Company, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder, which Exchange Agent Agreement shall be in form and substance reasonably satisfactory to HBC.

2.2Delivery of Merger Consideration.

(a)CenterState shall, not later than the Closing of the Merger, deposit with the Exchange Agent for the benefit of the holders of HBC common stock and HBC Stock Options, cash in an amount equal to the aggregate Merger Consideration with respect to all Exchangeable Shares and the aggregate Option Exchange Payment with respect to all HBC Stock Options outstanding as of the Effective Time (the “Aggregate Consideration”).

(b)Promptly after the Effective Time, and in any event not more than five (5) Business Days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of HBC Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b)(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or affidavits of loss in lieu of such Certificate)) to the Exchange Agent and which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering a Certificate in exchange for the Merger Consideration to be issued or paid in consideration therefor.

(c)Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of HBC Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration.  Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, upon surrender of such Certificate, in accordance with the provisions of this Article II.

(d)In the event of a transfer of ownership of a Certificate representing HBC Common Stock that is not registered in the stock transfer records of HBC, the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such HBC Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of CenterState that the tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, CenterState) shall be entitled to deduct and withhold from any cash consideration otherwise payable pursuant to this Agreement to any holder of HBC Common Stock such amounts as the Exchange Agent or CenterState, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent or CenterState, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of HBC Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or CenterState, as the case may be.

(e)After the Effective Time, there shall be no transfers on the stock transfer books of HBC of the shares of HBC Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of HBC Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(f)In the event any Certificate shall have been lost, mutilated, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, mutilated, stolen or destroyed and, if reasonably required by CenterState or the Exchange Agent, the posting by such Person of a bond in such amount as CenterState may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, mutilated, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g)At any time upon request of CenterState following 90 days after the Closing Date, CenterState shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Aggregate Consideration not distributed to holders of any Certificates that was deposited with the Exchange Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by CenterState), and holders of Certificates shall be entitled to look only to  CenterState (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of CenterState Common Stock and any dividends or other distributions with respect to CenterState Common Stock payable upon due surrender of their Certificates, without any interest thereon.  Notwithstanding the foregoing, neither CenterState nor the Exchange Agent shall be liable to any holder of a  Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned, property, escheat or similar law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HBC

Except as Previously Disclosed, HBC hereby represents and warrants to CenterState as follows:

3.1Organization, Standing and Power.

(a)Each of HBC and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on HBC.

(b)HBC has previously made available to CenterState true and complete copies of HBC’s articles of incorporation (the “HBC Charter”) and bylaws (the “HBC Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect.  Neither HBC nor any of its Subsidiaries is in violation of any provision of the HBC Charter or HBC Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

(c)As used in this Agreement, the term “Subsidiary,” when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

(d)Homestead Statutory Trust I (“HBC Trust I”) (i) has been duly created and is validly existing and in good standing as a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code Section 3801, et seq. (the “Statutory Trust Act”), and (ii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.

3.2Capitalization.

(a)The authorized capital stock of HBC consists of 10,000,000 shares of HBC Class A Common Stock, of which 2,577,960 shares are issued and outstanding as of the date hereof, (ii) 10,000,000 shares of HBC Class B Common Stock, of which 7,422,040 shares are issued and outstanding as of the date hereof, and (iii) 10,000,000 shares of HBC Class C Common Stock, of which 4,585,444 shares are issued and outstanding as of the date hereof.  As of the date hereof, HBC held no shares of HBC Common Stock in its treasury.  As of the date hereof, there were 734,178 shares of HBC Common Stock reserved for issuance for the 734,178 outstanding HBC Stock Options, which are the only HBC Stock Options that are outstanding.  As of the date hereof, there were no shares of HBC Common Stock outstanding under a compensatory restricted stock plan maintained by HBC or any Subsidiary thereof.  All of the issued and outstanding shares of HBC Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of HBC may vote (“Voting Debt”) are issued or outstanding.  As of the date hereof, except as set forth in Section 3.2(b), HBC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, restricted shares, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of HBC Common Stock, Voting Debt or any other equity securities of HBC or any securities representing the right to purchase or otherwise receive any shares of HBC Common Stock, Voting Debt or other equity securities of HBC.  There are no contractual obligations of HBC or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of HBC or any equity security of HBC or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of HBC or its Subsidiaries or (ii) pursuant to which HBC or any of its Subsidiaries is or could be required to register shares of HBC capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b)Other than 734,178 HBC Stock Options that are outstanding as of the date hereof, no other equity-based awards or Rights are outstanding as of the date hereof.  The name of each holder of a HBC Stock Option, together with the date of each grant or award, the number of shares subject to each such stock option or warrant, the exercise price (or payment obligation of the holder) with respect to each share subject to such stock option or warrant, the vesting date(s) of unvested stock options and warrants, and the expiration dates thereof, as of the date hereof, is set forth on Section 3.2(b) of the HBC Disclosure Schedule. An aggregate of 2,577,960 shares of HBC Class B Common Stock are reserved for issuance upon the automatic conversion of shares of HBC Class A Common Stock in accordance with the provisions of HBC’s articles of incorporation.

(c)All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of HBC (and which, for purposes of this Agreement, shall include 1st National Bank and HBC Trust I), are owned by HBC, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  No Significant Subsidiary of HBC has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Significant Subsidiary.  Except as Previously Disclosed and for the ownership of HBC Subsidiaries, readily marketable securities, securities classified as available for sale or held-to-maturity in 1st National Bank’s investment portfolio and stock in the Federal Home Loan Bank of Atlanta (“FHLB”), the Federal Reserve Bank of Atlanta (“FRBA”) and Bankers’ Bancorporation of Florida, Inc. (“BBFI”), neither HBC nor any of its Subsidiaries owns any equity or profit-and-loss interest in any individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization (“Person”).

(d)HBC does not have a dividend reinvestment plan or any shareholder rights plan.

3.3Authority; No Violation.

(a)HBC has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the HBC Shareholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of HBC.  As of the date of this Agreement, the Board of Directors of HBC has determined that this Agreement is advisable and in the best interests of HBC and its shareholders and has directed that this Agreement be submitted to HBC’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for receipt of the affirmative vote to approve this Agreement by the holders of a majority of the outstanding shares of HBC Common Stock at a meeting called therefor (the “HBC Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action.  This Agreement has been duly and validly executed and delivered by HBC and (assuming due authorization, execution and delivery by CenterState) constitutes the valid and binding obligation of HBC, enforceable against HBC in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b)Neither the execution and delivery of this Agreement by HBC or the Bank Merger Agreement by 1st National Bank nor the consummation by HBC of the transactions contemplated in this Agreement or by 1st National Bank of the transactions contemplated in the Bank Merger Agreement, nor compliance by HBC or 1st National Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the HBC Shareholder Approval is duly obtained or given, violate any provision of the HBC Charter or HBC Bylaws or the organizational documents of 1st National Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made and that CenterState effects the Trust Preferred Assumption in accordance with Section 6.14, (A) violate any law, judgment, order, injunction or decree applicable to HBC, any of its Subsidiaries or any of their respective properties or assets in a manner that could reasonably be expected to have a Material Adverse Effect on HBC or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of HBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture (including, without limitation, the Indenture), deed of trust (including, without limitation, the Declaration of Trust), license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which HBC or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, except such violations, conflicts, breaches or defaults as would not reasonably be expected to have a Material Adverse Effect on HBC. The “Indenture” means that certain Indenture dated as of July 17, 2006, between HBC and Wilmington Trust Company, as Trustee, and the term “Declaration of Trust” means that certain Amended and Restated Declaration of Trust of the HBC Trust I dated as of July 17, 2006.

3.4Consents and Approvals.  Except for (i) the filing of required applications, filings or notices with the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (collectively, the “Regulatory Approvals”), and (ii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the OCC, and applicable Governmental Agencies and the Secretary of State of the State of Florida to cause the Bank Merger to become effective, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by HBC or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by HBC of this Agreement.

3.5Reports.

(a)HBC and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith.  There is no unresolved violation or exception of which HBC has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b)Neither HBC nor any of its Subsidiaries has filed or furnished to the Securities and Exchange Commission (the “SEC”) any registration statement, prospectus, report, schedule and definitive proxy statement pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the date of this Agreement other than filings made pursuant to Regulation D.  No information provided by HBC to its shareholders, in connection with annual or special meetings of shareholders or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.6Financial Statements.

(a)The audited consolidated balance sheets (including related notes and schedules, if any) of HBC and its Subsidiaries as of December 31, 2014, 2013 and 2012 and the consolidated statements of operations, shareholders’ equity, and cash flows (including related notes and schedules, if any) of HBC and its Subsidiaries for each of the three (3) years ended December 31, 2014, 2013 and 2012, and the unaudited interim consolidated financial statements of HBC and its Subsidiaries as of June 30, 2015 and for the period then ended (collectively, the “HBC Financial Statements”) have been previously made available to CenterState or its representatives.  The HBC Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject, in the case of the unaudited interim statements, to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of HBC and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.  As of the date of this Agreement, the financial and accounting books and records of HBC and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)The call reports of 1st National Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date have been prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices, through periods covered by such reports.

(c)There is no transaction, arrangement or other relationship between HBC or any of its Subsidiaries and any unconsolidated or other affiliated entity that is required to be reflected in the HBC Financial Statements, that is not reflected in the HBC Financial Statements.

(d)The records, systems, controls, data and information of HBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on HBC’s (or any HBC Subsidiary’s) system of internal accounting controls.

(e)Since December 31, 2011, (i) neither HBC nor, to the Knowledge of HBC, any director, officer, employee, auditor, accountant or representative of HBC or 1st National Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of HBC or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that HBC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing HBC or any of its Subsidiaries, or other Person, whether or not employed by HBC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by HBC or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of HBC or any of its Subsidiaries or any committee thereof or to any director or officer of HBC or any of its Subsidiaries.

3.7Absence of Changes.

(a)Since December 31, 2014, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HBC.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to CenterState or HBC, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries taken as a whole; or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to timely consummate the transactions contemplated by this Agreement or to perform its agreements or covenants hereunder, provided, however, that a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industry in which such Party and its Subsidiaries operate, (C) changes after the date of this Agreement in general economic or market conditions (including changes in interest rates) in the United States or any state or territory thereof, in each case generally affecting other companies in the industry in which such Party and its Subsidiaries operate, (D) seasonal fluctuations in the deposits or assets of Homestead in amounts consistent with past experience; (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of, or at the request of, the other party in contemplation of the transactions contemplated hereby, (F) the public disclosure of this Agreement or the transactions contemplated hereby, (G) any outbreak or escalation of major hostilities or acts of terrorism; or (H) hurricanes, tornados, earthquake or other natural disaster; except, with respect to clauses (A), (B), (C) and (G), to the extent that the effects of such change are materially disproportionately adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate.

(b)Since December 31, 2014, (i) HBC and its Subsidiaries have conducted their respective businesses in the ordinary course of business and (ii) neither HBC nor any of its Subsidiaries has (A) granted any rights or issued any securities (other than the issuance of securities upon the exercise of HBC Stock Options), or (B) declared or paid any distribution on, or repurchased, any of its capital stock.  Since December 31, 2014, neither HBC nor any of its subsidiaries has incurred any material liabilities or obligations for borrowed funds other than as reflected in the HBC Financial Statements or incurred in the ordinary course of business.

3.8Compliance with Applicable Law.

(a)HBC and each of its Subsidiaries are, and at all times since December 31, 2011, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, except such noncompliance as would not reasonably be expected to result in a Material Adverse Effect on HBC.  HBC has no Knowledge of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action.  HBC and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2011 held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except such Permits the failure to obtain would not reasonably be expected to result in a Material Adverse Effect on HBC, and to the Knowledge of HBC, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit.  HBC is duly registered with the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  The deposit accounts of 1st National Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(b)Since December 31, 2011, neither HBC nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring HBC or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “HBC Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and neither HBC nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission.  Neither HBC nor any of its Subsidiaries is party to or subject to any currently effective HBC Regulatory Agreement.

(c)Neither HBC nor any of its Subsidiaries (nor, to the Knowledge of HBC, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.9Material Contracts; Defaults.

(a)Except with respect to certain HBC Benefit Plans described in Section 3.11, neither HBC nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “HBC Material Contract”):  (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that (A) limits or would limit in any respect the manner in which, or the localities in which, HBC or any of its Subsidiaries may conduct its business, (B) obligates HBC or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of HBC or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of CenterState or any of its affiliates to do so following consummation of the transactions contemplated by this Agreement; or (iii) for the purchase of services, materials, supplies, goods, equipment or for the purchase, lease or license of other assets or property that provides for, or that creates future payment obligations in excess of, either (x) annual payments of $75,000 or more or (y) aggregate payments of $150,000 or more, other than contracts that can be terminated by HBC or a HBC Subsidiary on sixty (60) days or less written notice at any time without penalty or premium.

(b)Neither HBC nor any of its Subsidiaries, nor, to the Knowledge of HBC, any counterparty or counterparties, is in breach of any HBC Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach.

3.10State Takeover Laws.  The Board of Directors of HBC has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

3.11HBC Benefit Plans.

(a)With respect to each HBC Benefit Plan, HBC has provided to CenterState a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable:  (i) the HBC Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such HBC Benefit Plan and related documents); (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description and other material written communications (or a description of any oral communications), other than individual pension benefit statements provided in accordance with Section 105 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by HBC and its Subsidiaries to any current or former employee or director of HBC or any of its Subsidiaries or other beneficiaries concerning the extent of the benefits provided under a HBC Benefit Plan; (iv) all communications to or from the Internal Revenue Service (“IRS”) or any other Governmental Entity relating to each HBC Benefit Plan; and (v) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)(i) Each HBC Benefit Plan has been established, operated and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other laws; (ii) each HBC Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the Knowledge of HBC, nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any HBC Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no HBC Benefit Plan is the subject of any pending correction or application under EPCRS; (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability has occurred with respect to any HBC Benefit Plan, no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by HBC or any of its Subsidiaries with respect to any HBC Benefit Plan that has resulted, or is expected to result, in any material liability, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code) (whether or not waived) has occurred with respect to any HBC Benefit Plan; (iv) no liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by HBC or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of HBC or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present intention by HBC that any HBC Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to HBC or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any HBC Benefit Plan at any time within the twelve (12) months immediately following the date hereof; (vii) HBC and its Subsidiaries have not incurred any current or projected liability under any HBC Benefit Plan (or any other plan or arrangement to which HBC or a Subsidiary thereof is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of HBC or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each of the HBC Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; (ix) no HBC Benefit Plan is funded through a “welfare benefit fund,” as defined in Section 419 of the Code; and (x) all contributions required to have been made under the terms of any HBC Benefit Plan or pursuant to ERISA and the Code have been timely made, and, to the extent required, all obligations in respect of each HBC Benefit Plan have been properly accrued and reflect in the HBC Financial Statements.  As used in this Agreement, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) Section 302 or 4068(a) of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq.  of ERISA and Section 4980B of the Code.

(c)With respect to each of the HBC Benefit Plans that is not a multiemployer plan within the meaning of Section 4001(a)(iii) of ERISA but is subject to Title IV of ERISA, as of the Effective Time, the assets of each such HBC Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such HBC Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(d)Neither HBC nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten (10) years has maintained or contributed to, a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA).  As used in this Agreement, the term “ERISA Affiliate” means any entity that is considered one employer with HBC or CenterState, as applicable, under Section 4001 of ERISA or Section 414 of the Code.

(e)With respect to any HBC Benefit Plan, (i) no actions, suits or claims (other than claims for benefits in the ordinary course) are pending or, to the Knowledge of HBC, threatened, (ii) to HBC’s Knowledge no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”) in respect of any HBC Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the Knowledge of HBC, threatened (including any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any HBC Benefit Plan or any fiduciary thereof (other than rules of general applicability).  With respect to each HBC Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (x) no HBC Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (y) there has been no determination that any HBC Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).  None of the assets of HBC, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and to HBC’s Knowledge, no condition exists that presents a material risk of any such Lien arising.

(f)Except as described in Section 3.11(f) of the HBC Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, could result in or is a precondition to (i) any payment (including severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of HBC or any of its Subsidiaries from HBC or any of its Subsidiaries under any HBC Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any HBC Benefit Plan, (iii) any acceleration of the time of payment or vesting of any such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of HBC or any of its Subsidiaries to (A) amend, merge or terminate any HBC Benefit Plan or related trust or (B) receive a reversion of assets from any HBC Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of HBC or any of its Subsidiaries, or (vii) any payments under any of the HBC Benefit Plans or otherwise which would not be deductible under Section 162(m) or 280G of the Code.  Except as described in Section 3.11(f) of the HBC Disclosure Schedule and as otherwise contemplated by this Agreement, neither HBC nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any HBC Benefit Plan or resulted, or will result, in any limitation on the right of HBC or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any HBC Benefit Plan or related trust.

(g)Except as described in Section 3.11(g) of the HBC Disclosure Schedule, each HBC Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code materially complies and, at all times after December 31, 2011, has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder.

3.12Approvals.  As of the date of this Agreement, HBC has no Knowledge of any reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13Opinion.  The Board of Directors of HBC has received the opinion of Sandler O’Neill + Partners, L.P. (“Sandler”) to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of HBC Common Stock in the Merger is fair from a financial point of view to such holders.

3.14HBC Information.  None of the information supplied or to be supplied by HBC for inclusion or incorporation by reference in the proxy statement relating to the meeting of the shareholders of HBC to be held in connection with this Agreement (the “Proxy Statement”), or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to HBC’s shareholders or at the time HBC’s shareholders vote on the matters constituting the HBC Shareholder Approval or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by HBC in this Section 3.14 with respect to statements made or incorporated by reference therein based on information supplied by CenterState or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, or such other applications, notifications or other documents.  If at any time prior to the Effective Time any event should be discovered by HBC or any of its Subsidiaries which should be set forth in an amendment or supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, HBC shall promptly so inform CenterState.

3.15Litigation.  There is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance, demand or other proceeding, whether judicial, arbitral, administrative or other (each, an “Action”), pending or, to the Knowledge of HBC, threatened against or affecting HBC or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of HBC, former) officer, director or employee of HBC or any of its Subsidiaries in such individual’s capacity as such, other than any Action incidental to the business of HBC and its Subsidiaries which would not, individually or in the aggregate, be expected to result in a Material Adverse Effect on HBC.  Neither HBC nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, or decree of any Governmental Entity.

3.16Labor Matters.

(a)There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of HBC or any of its Subsidiaries.  There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of HBC, threat thereof, by or with respect to any employees of HBC or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage, lockout or other work related disruption since December 31, 2011.  To the Knowledge of HBC, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of HBC or any of its Subsidiaries.  HBC and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, disability, non-discrimination in employment and workers’ compensation.  No Action asserting that HBC or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel HBC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of HBC, threatened with respect to HBC or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.

(b)Neither HBC nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.  None of HBC, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to HBC or any of its Subsidiaries and, to the Knowledge of HBC, no such investigation is in progress.

(c)Except for the arrangement described in Section 6.5(h) hereof, neither HBC nor any of its Subsidiaries is a party to, or otherwise bound by, any change in control agreements, salary continuation agreements, severance agreements, employment agreements, or similar compensation agreements with any officer, director or employee of HBC or any of its Subsidiaries.

3.17Environmental Matters.

(a)(i) Neither HBC’s conduct nor its operation or the conduct or operation of its Subsidiaries nor, to HBC’s Knowledge, any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) to HBC’s Knowledge there has been no release of any Hazardous Substance by HBC or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 31, 2011, neither HBC nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that HBC or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by HBC or any of its Subsidiaries or as a result of any operations or activities of HBC or any of its Subsidiaries at any location, and to HBC’s Knowledge no other condition has existed or event has occurred with respect to HBC or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to HBC or any of its Subsidiaries under any Environmental Law; and (v) neither HBC or its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to the Knowledge of HBC, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b)As used in this Agreement, the term “Environmental Law” means any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c)As used in this Agreement, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

3.18Loan Matters.

(a)There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of HBC or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.

(b)Each outstanding loan held by HBC or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in accordance with the relevant notes or other credit or security documents, HBC’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws.

(c)None of the agreements pursuant to which HBC or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan, other than customary early payment default provisions.

(d)Each outstanding loan held by HBC or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(e)With respect to the loans held by HBC or any of its Subsidiaries, as of September 30, 2015, HBC has provided or made available to CenterState lists or summaries of the following:  (i) all loans (including loan participations) that have been accelerated during the past twelve (12) months; (ii) all loan commitments or lines of credit which have been terminated during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which it has given written notice of its intent to terminate (e.g., by foreclosure, repossession, nonrenewal, or refinancing out of an existing loan) during the past twelve (12) months; (iv) with respect to any commercial loans (including any commercial real estate loan) with an outstanding balance in excess of $500,000, all notification letters and other written communications from it to any of its borrowers, customers or other parties during the past twelve (12) months wherein it has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (v) each borrower, customer or other party which has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of HBC, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; (vi) all loans, (A) that are contractually past due ninety (90) days or more in the payment of principal or interest, (B) that are on non-accrual status, (C) that are classified as “Other Loans Specially

Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectability of principal or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (E) where, during the past year, the interest rate terms have been reduced or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith, or (G) a borrower, customer or other party has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim and, to the Knowledge of HBC, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claims; and (vii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(f)The allowance for loan losses reflected in the HBC Financial Statements was (and will be for periods ended after December 31, 2014) adequate, as of the dates thereof, under GAAP.

3.19Intellectual Property.

(a)HBC and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted except where the failure to own, possess, license or have such rights would not have or reasonably be expected to have a Material Adverse Effect.  Neither HBC nor any of its Subsidiaries is the licensor of Intellectual Property to any third party.  None of the Intellectual Property used by HBC or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person (other than licensed Intellectual Property in which case to HBC’s Knowledge there is no such violation or infringement).  As of the date hereof, there is no Action pending or, to the Knowledge of HBC, threatened, which challenges the rights of HBC or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person .

(b)For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

3.20Transactions with Affiliates.  Except as set forth on Section 3.20 of the HBC Disclosure Schedule, there are no agreements, contracts, plans, arrangements or other transactions between HBC or any of its Subsidiaries, on the one hand, and any (i) officer or director of HBC or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of HBC, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of HBC, on the other hand, except those of a type available to non-affiliates of HBC generally and compensation or benefit arrangements with officers and directors.

3.21Derivative Instruments and Transactions.

(a)All Derivative Transactions, whether entered into for HBC’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (ii) with counterparties believed to be financially responsible at the time.  Each Derivative Transaction constitutes the valid and legally binding obligation of HBC or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect.  Neither HBC nor its Subsidiaries, nor, to the Knowledge of HBC, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(b)As used in this Agreement, the term “Derivative Transaction” means any instrument currently considered to be a “swap” in the banking industry, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events or weather-related events, credit-related events or conditions or any indexes (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.22Trust Business.  Neither HBC nor any of its Subsidiaries is authorized to act in any capacity as a corporate fiduciary.

3.23Taxes.

(a)All Tax Returns required to have been filed by or with respect to HBC or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects.  All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by HBC or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the HBC Financial Statements or will be established in financial statements of HBC to be provided to CenterState after the date hereof pursuant to this Agreement.  No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against HBC or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.  There are no Liens for Taxes on the assets of HBC or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent).  There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which HBC or any of its Subsidiaries may be subject.  All Taxes not yet due and payable by HBC or its Subsidiaries have been properly accrued on the financial books and records of HBC and its Subsidiaries in accordance with GAAP.  None of HBC or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among HBC and its Subsidiaries).

(b)HBC and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws.  HBC and each of its Subsidiaries have complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(c)As of the date of this Agreement, there are no audits, claims or controversies now pending or, to the Knowledge of HBC, threatened against or with respect to HBC or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.

(d)Neither HBC nor any of its Subsidiaries has been a party to any distribution occurring in the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(e)No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to HBC or any of its Subsidiaries.

(f)Neither HBC nor any of its Subsidiaries has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder, as a principal, as a material advisor or otherwise.

(g)Except as may result from the transactions contemplated by this Agreement, none of the net operating loss carryforwards, net unrealized built-in losses, tax credits, or capital loss carryforwards for federal income tax purposes of HBC or any HBC Subsidiary is, as applicable, currently subject to limitation under Section 382 or 383 of the Code.

(h)Neither HBC nor any of its Subsidiaries (i) is or has, since December 31, 2008, been a member of an affiliated group (other than a group the common parent of which is HBC or a HBC Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than HBC and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(i)As used in this Agreement, the term “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity.

(j)As used in this Agreement, the term “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

3.24Community Reinvestment Act Compliance.  1st National Bank is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and HBC has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

3.25Insurance.  HBC and each of its Subsidiaries are presently insured, with what HBC believes to be financially sound and reputable insurance companies, against such risks and for such amounts as Previously Disclosed (which coverage is in accordance with all contractual and legal requirements applicable to HBC and its Subsidiaries).  All of the policies, bonds and other arrangements providing for the foregoing (the “HBC Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default) by HBC or any of its Subsidiaries under any of the HBC Insurance Policies or, to the Knowledge of HBC, by any other party to the HBC Insurance Policies.  Neither HBC nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any HBC Insurance Policy nor, to the Knowledge of HBC, is the termination of any such policies threatened by the insurer, and there is no claim for coverage by HBC or any of its Subsidiaries pending under any of such HBC Insurance Policies as to which coverage has been denied or disputed by the underwriters of such HBC Insurance Policies or in respect of which such underwriters have reserved their rights.

3.26Title.  HBC and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in the HBC Financial Statements and statutory Liens for amounts not yet due and payable.  Any real property and facilities held under lease by HBC or its Subsidiaries are valid, subsisting and enforceable leases.  None of such real property or facilities leases will be adversely affected by the consummation of the Merger or the Bank Merger.

3.27Investment Portfolio.  Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, Liens securing repurchase obligations incurred in the ordinary course of business consistent with past practices, and for FHLB, FRBA and BBFI stock, none of the investment securities reflected in the HBC Financial Statements and none of the investment securities since acquired by HBC or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of HBC or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP.

3.28Books and Records.  The corporate record books of HBC and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of HBC and its Subsidiaries.

3.29Indemnification.  To the Knowledge of HBC, no action or failure to take action by any present or former director, officer, employee or agent of HBC or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from HBC or any of its Subsidiaries.

3.30Broker’s Fees.  Neither HBC nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Sandler pursuant to a letter agreement between Sandler and HBC, a true, complete and correct copy of which has been previously delivered to CenterState.

3.31No Other Representations.  HBC acknowledges that CenterState makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV, including with respect to any information furnished, disclosed or made available to HBC or its representatives in the course of their due diligence investigation and the negotiation of this Agreement. The representations and warranties set forth in Article IV are made solely by CenterState, and no director, officer, or shareholder of CenterState or CenterState Bank has made or is making any representation or warranty, express or implied, with respect to the subject matter hereof, nor shall any such director, officer or shareholder shall have any responsibility or liability related thereto.  HBC acknowledges and agrees that it has not relied on any representation, warranty or other statement by any person on behalf of CenterState or any of its Subsidiaries, other than the representations and warranties expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

Except as Previously Disclosed, CenterState hereby represents and warrants to HBC as follows:

4.1Organization, Standing and Power.  Each of CenterState and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on CenterState.

4.2Authority; No Violation.

(a)CenterState has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  As of the date of this Agreement, the Board of Directors of CenterState has determined that this Agreement is advisable and in the best interests of CenterState and its shareholders.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CenterState, and no other corporate action is necessary on the part of CenterState or its shareholders, to authorize or consummate the Agreement or the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by CenterState and (assuming due authorization, execution and delivery by HBC) constitutes the valid and binding obligation of CenterState, enforceable against CenterState in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)Neither the execution and delivery of this Agreement by CenterState or the Bank Merger Agreement by CenterState Bank of Florida, N.A., nor the consummation by CenterState of the transactions contemplated in this Agreement or by CenterState Bank of Florida, N.A. of the transactions in the Bank Merger Agreement, nor compliance by CenterState or CenterState Bank of Florida, N.A. with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) violate any provision of CenterState’s articles of incorporation (the “CenterState Charter”) or the CenterState bylaws (the “CenterState Bylaws”) or the organizational documents of CenterState Bank of Florida, N.A., or (ii) assuming that the consents, approvals and filings referred to in Section 4.3 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to CenterState, any of its Subsidiaries or any of their respective properties or assets in a manner that could be reasonably expected to have a Material Adverse Effect on CenterState, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CenterState or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.3Consents and Approvals.  Except for (i) the Regulatory Approvals, (ii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the OCC, applicable banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of Florida to cause the Bank Merger to become effective, and (iii) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the consummation by CenterState or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement, and (y) the execution and delivery by CenterState of this Agreement.

4.4Agreements with Regulatory Agencies.  Neither CenterState nor any of its Subsidiaries is subject to any cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, an “CenterState Regulatory Agreement”), and, to the Knowledge of CenterState, neither CenterState nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission.

4.5Approvals.  As of the date of this Agreement, CenterState has no Knowledge of any reason why (i) all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis, or (ii) any Regulatory Approval would contain a Materially Burdensome Regulatory Condition.

4.6Broker’s Fees.  Neither CenterState nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Keefe, Bruyette & Woods, Inc. (“Keefe Bruyette”).

4.7No Financing.  CenterState has, and at the Closing will have, access to sufficient funds available to make all payments required to consummate the transactions contemplated by this Agreement.

4.8Absence of Changes.  Since December 31, 2014, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.

4.9No Other Representations. CenterState acknowledges that HBC makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III, including with respect to any information furnished, disclosed or made available to HBC or its representatives in the course of their due diligence investigation and the negotiation of this Agreement. The representations and warranties set forth in Article III are made solely by HBC, and no director, officer, or shareholder of HBC or 1st National Bank has made or is making any representation or warranty, express or implied, with respect to the subject matter hereof, nor shall any such director, officer or shareholder shall have any responsibility or liability related thereto.  CenterState acknowledges and agrees that it has not relied on any representation, warranty or other statement by any person on behalf of HBC or any of its Subsidiaries, other than the representations and warranties expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1Conduct of HBC Business Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of CenterState, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, HBC shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of HBC or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.2HBC Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed or as required by applicable law or a Governmental Entity, HBC shall not, and shall not permit any of its Subsidiaries, without the prior written consent of CenterState (which shall not be unreasonably withheld, conditioned or delayed), to:

(a)Capital Stock.  Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except pursuant to HBC Stock Options outstanding on the date hereof.

(b)Other Securities.  Issue or repurchase any other capital securities, including trust preferred or other similar securities, Voting Debt, or other securities, debentures or subordinated notes.

(c)Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to HBC or to another wholly owned Subsidiary of HBC); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests or Rights.

(d)Compensation; Employment, Etc.  (i) Except with respect to transactions Previously Disclosed to CenterState and as provided in Section 6.5(h) hereof, enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of HBC or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) payment of normal individual increases in salary (not to exceed 5% per annum) and payment of accumulated but unused sick leave during a longer term illness period or pending commencement of disability benefits to rank and file employees, in each case in the ordinary course of business consistent with past practice and (C) severance in accordance with past practice; or (ii) hire any new officers; or (iii) promote any employee to a rank of vice president or a more senior position.

(e)Benefit Plans.  Except with respect to transactions Previously Disclosed to CenterState or required under this Agreement, and with respect to the acceleration of vesting under other HBC Benefit Plans, including its stock option plans, pursuant to the provisions of such plans, enter into, establish, adopt, modify, amend, renew, or terminate any HBC Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f)Dispositions.  Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer, other than upon customer request, any portion of its deposit liabilities.  CenterState acknowledges and agrees that certain articles of personal property on bank premises and described in Section 5.2(f) of the HBC Disclosure Schedule, are the personal property of William H. Losner, and may be removed by Mr. Losner prior to, or after, the Effective Time.

(g)Leases or Licenses.  Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material Intellectual Property.

(h)Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(i)Loans, Loan Participations and Servicing Rights.  Sell or acquire any loans (excluding originations of residential mortgage loans originated for the purpose of sale) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving CenterState or CenterState Bank of Florida, N.A. a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights.

(j)Governing Documents.  Amend its organizational documents (or similar governing documents).

(k)Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l)Contracts.  Except with respect to transactions Previously Disclosed to CenterState, and except to the extent permitted by Section 5.2(g), enter into or terminate any HBC Material Contract or amend or modify in any material respect or renew any existing HBC Material Contract other than the annual renewal of any Material Contract that is necessary to operate its business in the ordinary course consistent with past practice.

(m)Claims.  Except in the ordinary course of business consistent with past practice and involving payment by HBC or any of its Subsidiaries of an amount not in excess of $50,000 (exclusive of any amounts paid directly or reimbursed to HBC or any of its Subsidiaries under any insurance policy maintained by HBC or any of its Subsidiaries), settle any claim, action or proceeding against it.  Notwithstanding the foregoing, no settlement shall be made if it creates an adverse precedent for other similar claims, which in the aggregate, could reasonably be expected to be material to HBC and its Subsidiaries, taken as a whole.

(n)Deposit Taking and Other Bank Activities.  In the case of 1st National Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(o)Investments.  (i) Purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk

(p)Capital Expenditures.  Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $50,000 individually or $100,000 in the aggregate, except for emergency repairs or replacements.

(q)Lending.  (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as Previously Disclosed; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any individual unsecured loan or extension of credit in excess of $125,000 or any individual secured loan or extension of credit in excess of $500,000 shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank of Florida, N.A., which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual.  Notwithstanding the foregoing, HBC may, without the need to seek the prior written approval of CenterState Bank of Florida, N.A., (i) originate any individual loan or extension of credit up to $1,500,000 (provided such loan or extension of credit is secured by real estate and has no loan policy exceptions), (ii) effect any modification to a loan or extension of credit that is not rated “Substandard” or lower, (iii) extend the loan maturity greater than five years, grant payment deferrals beyond six months and renew loans rated “Watch” or better where no additional credit is extended, and (iv) renew any unsecured loan of less than $200,000 in amount where no additional credit is extended.

(r)Risk Management.  Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(s)Indebtedness and Guaranties.  Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(q).

(t)New Lines of Business.  Develop, market or implement any new line of business.

(u)Tax Matters.  Make, change or revoke any material tax election (other than in a manner consistent with prior elections), file any materially amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes.

(v)Performance of Obligations.  Take any action that is likely to materially impair HBC’s ability to perform any of its obligations under this Agreement or 1st National Bank’s ability to perform any of its obligations under the Bank Merger Agreement.

(w)Commitments.  Agree or commit to do any of the foregoing.

5.3Conduct of CenterState Business Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of HBC, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, CenterState shall, and shall cause each of its Subsidiaries to take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of HBC or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4CenterState Forbearances.  Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of HBC during the period from the date of this Agreement to the Effective Time, CenterState shall not, and shall not permit any of its Subsidiaries to take any action that is reasonably likely to materially impair the ability of CenterState to perform any of its obligations under this Agreement or of CenterState Bank of Florida, N.A. to perform any of its obligations under the Bank Merger Agreement or enter into any agreement with another depository institution or depository institution holding company with respect to any merger, acquisition of a controlling interest in, purchase of substantially all of the assets of or any other business combination with such depository institution or holding company that might materially delay the issuance of or materially adversely affect the conditions of any Requisite Regulatory Approvals applicable to the transactions contemplated by this Agreement, including the imposition of a Materially Burdensome Regulatory Condition, or materially hinder the ability of CenterState to consummate such transactions, including the Merger and the Bank Merger.  HBC acknowledges that CenterState has entered into an Agreement and Plan of Merger dated October 5, 2015 with Community Bank of South Florida, Inc.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1Regulatory Matters.

(a)Subject to the terms and conditions set forth in this Agreement, CenterState and HBC shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of HBC (in the case of CenterState) or CenterState (in the case of HBC) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.  The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities.  In furtherance (but not in limitation) of the foregoing, CenterState shall, and shall cause CenterState Bank of Florida, N.A. to, use commercially reasonable best efforts to file any required applications, notices or other filings with the FRB, the OCC and applicable state banking agencies within sixty (60) days of the date hereof.  HBC and CenterState shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to HBC or CenterState, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.  The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.  The Parties shall promptly deliver to each other copies of all filings, orders and correspondence to and from all Governmental Entities in connection with the transactions contemplated by this Agreement.

(b)Each of CenterState and HBC shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of CenterState, HBC or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

(c)Each of CenterState and HBC shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be delayed.

(d)Notwithstanding the obligations of CenterState in this Section 6.1 or anything in this Agreement to the contrary, in no event shall CenterState be required in connection with obtaining any Requisite Regulatory Approval to (i) maintain capital ratios greater than those set forth in Section 6.1(d) of the CenterState Disclosure Schedule, (ii) maintain a classified assets ratio lower than that set forth in Section 6.1(d) of the CenterState Disclosure Schedule, (iii) agree to originate any loans or make any payments to any one or more third parties other than pursuant to contracts or commitments in effect as of the date hereof or as required or contemplated by this Agreement, (iv) raise common equity capital at the holding company or bank level, in an amount that, or (v) agree to any material strategic operational restriction, which, in the case of each of subsections (i) through (v), would reduce the economic benefits of the transactions contemplated by this Agreement to CenterState to such a degree that CenterState would not have entered into this Agreement had such condition been known to it at the date hereof (each of the foregoing is referred to as a “Materially Burdensome Regulatory Condition”).

6.2Access to Information; Current Information; Attendance at Meetings.

(a)Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, HBC shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of CenterState, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, HBC shall, and shall cause its Subsidiaries to, make available to CenterState all other information concerning its business, properties and personnel as the CenterState may reasonably request. Such access shall be conducted in a manner which does not adversely affect the normal operations of HBC and 1st National Bank Neither HBC nor any of its Subsidiaries shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of HBC or its Subsidiaries or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgment, decree or fiduciary duty; (ii) except as otherwise provided herein, relating to an Acquisition Proposal, a Superior Proposal, a Change of Recommendation or any matters relating thereto; or (iii) relating to HBC’s or its directors’, officers’, employees’, accountants’, counsel’s, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement.  The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the immediately preceding sentence apply.

(b)HBC shall permit, and shall cause its Subsidiaries to permit, CenterState or an environmental consulting firm selected by CenterState, and at the sole expense of CenterState, to conduct such phase I or phase II environmental audits, studies and tests on real property currently owned, leased or operated by HBC or any of its Subsidiaries.  CenterState shall indemnify HBC and its Subsidiaries for all costs and expenses associated with returning the property of HBC to its previous condition.

(c)Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, HBC shall, upon the request of CenterState, cause one or more of its designated officers to confer not less frequently than monthly with officers of CenterState regarding the financial condition, operations and business of HBC and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement.  As soon as reasonably available, but in no event more than five (5) Business Days after filing, HBC will deliver to CenterState all non-confidential reports filed by it or any of its Subsidiaries with any Governmental Entity subsequent to the date hereof, including all financial and call reports filed with the FRB and the FDIC.  HBC will also deliver to CenterState as soon as practicable all quarterly and annual financial statements of HBC and its Subsidiaries prepared with respect to periods ending subsequent to December 31, 2014.  As soon as practicable after the end of each month, HBC will deliver to CenterState in electronic form (i) the monthly deposit and loan trial balances of its bank subsidiary, (ii) the monthly analysis of such bank’s investment portfolio, (iii) the monthly balance sheet and income statement of HBC and its Subsidiaries, (iv) an update of all of the information set forth in Section 3.18(e)(vi) and (vii), (v) a list of all loans originated, renewed, modified or where payment has been deferred, and (vi) a list of loans maturing within the ensuing six month period.

(d)All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of July 22, 2015 (the “Confidentiality Agreement”).

(e)No investigation by CenterState or its representatives shall affect the representations and warranties of HBC set forth in this Agreement.

6.3Shareholder Meeting.  HBC shall, and shall cause its Board of Directors to, (i) take all action in accordance with applicable securities laws, the FBCA and the HBC Charter and the HBC Bylaws necessary to (A) call and give notice of a special meeting of HBC’s shareholders (the “HBC Shareholder Meeting”) for the purpose of seeking the HBC Shareholder Approval within (sixty) 60 days of this Agreement (the “HBC Shareholder Meeting Notice Date”) and (B) schedule the HBC Shareholder Meeting to take place on a date that is within thirty (30) days after the HBC Shareholder Meeting Notice Date; (ii) use its commercially reasonable best efforts to (x) cause the HBC Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the HBC Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement the recommendation that the shareholders of HBC approve this Agreement (the “HBC Board Recommendation”).  Notwithstanding anything to the contrary contained in this Agreement, HBC shall not be required to hold the HBC Shareholder Meeting if this Agreement is terminated pursuant to Section 6.7 or Section 8.1 prior to the scheduled time of the HBC Shareholder Meeting.

6.4Notification of Certain Matters.  Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.  Each of the Parties shall promptly inform the other in writing upon receiving notice of any Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.5Employee Matters.

(a)Following the Effective Time, CenterState shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of HBC and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CenterState or its Subsidiaries.  CenterState shall give the Covered Employees full credit for their prior service with HBC and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by CenterState.

(b)With respect to any employee benefit plan of CenterState that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, CenterState or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such CenterState or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the HBC Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c)Prior to the Effective Time, HBC shall take, and shall cause its Subsidiaries to take, all actions requested by CenterState that may be necessary or appropriate to (i) cause one or more HBC Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any HBC Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the

Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any HBC Benefit Plan for such period as may be requested by CenterState, or (iv) facilitate the merger of any HBC Benefit Plan into any employee benefit plan maintained by CenterState or an CenterState Subsidiary.  All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to CenterState’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d)Nothing in this Section 6.5 shall be construed to limit the right of CenterState or any of its Subsidiaries (including, following the Closing Date, HBC and its Subsidiaries) to amend or terminate any HBC Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require CenterState or any of its Subsidiaries (including, following the Closing Date, HBC and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and, except as otherwise provided pursuant to Section 7.4(d), the continued retention (or termination) by CenterState or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to CenterState’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e)For purposes of this Agreement, “HBC Benefit Plans” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, director or former director of HBC or any of its Subsidiaries entered into, maintained or contributed to by HBC or any of its Subsidiaries or to which HBC or any of its Subsidiaries is obligated to contribute, or with respect to which HBC or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of HBC or any of its Subsidiaries or to any beneficiary or dependent thereof.

(f)If, within twelve (12) months after the Effective Time, any Covered Employee is terminated by CenterState or its Subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then CenterState shall pay severance to such Covered Employee in an amount equal to two weeks of base salary for each twelve months of such Covered Employee’s prior employment with HBC or 1st National Bank; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four weeks of such base salary nor greater than twenty-six weeks of such base salary.  Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than twelve (12) months after the Effective Time will be as set forth in the severance policies of CenterState and its Subsidiaries as then in effect.

(g)At the Effective Time, all accrued and unused sick time for all employees of HBC and its Subsidiaries shall terminate (without any payment therefor by HBC and its Subsidiaries) and not carried over to, or assumed by, CenterState or its Subsidiaries.

(h)Not in limitation of anything to the contrary contained in this Agreement, including the provisions of Section 5.2(d), (1) HBC and 1st National Bank shall be permitted to make, and shall make, bonus payments to designated officers out of extraordinary income (defined as the gain on sale of Moreno OREO property, estimated at $43,252, sale of 2,330 square feet of Princeton Branch property to Miami-Dade County, estimated at $56,317, and gain on sale of Knights Key (REM) OREO property, estimated at $692,518, for a total maximum bonus of $792,087) and to be paid as follows:

Designated Officer	Bonus
David Peyton	$198,021
Robert Ares	$198,021
Dawna de Leon	$79,209
Elaine Berryman	$79,209
Lucrecia Gonzalez	$79,209
Michael Ogden	$79,209
Saundra Lange	$79,209

The bonus payments shall be payable and paid upon receipt of any item of extraordinary income, and in any event in the same accounting period as the extraordinary income is recognized and recorded on the books of 1st National Bank. (2) Additionally, HBC and 1st National Bank shall be permitted to make, and shall make, bonus payments of up to $200,000 out of ordinary income of 1st National Bank at the times and in the amounts described in the resolution of the Board of Directors of 1st National Bank adopted on June 16, 2015, a copy of which has previously been provided to CenterState, to be paid as follows:

Designated Officer	Bonus
David Peyton	$45,365
Robert Ares	$42,032
Dawna de Leon	$21,026
Elaine Berryman	$21,026
Lucrecia Gonzalez	$18,413
Michael Ogden	$19,213
Saundra Lange	$19,746

and (3) 1st National Bank shall be permitted to restore fees paid to nonemployee directors to the levels established in April 2015, effective in October 2015.  The Parties acknowledge and agree that the proceeds of the bonuses referred to in clauses (1) and (2) of the subsection (h), to the extent not withheld for the payment of taxes, must be used by the designated officers for to pay the exercise rights of such officer’s HBC Stock Options.  For purposes of this Section 6.5(h) “gain on sale” shall mean the difference between the net proceeds (e.g., after all selling expenses) on the sale of the properties, less the book value of such properties on the books and records of 1st National Bank.

6.6Indemnification; Directors’ and Officers’ Insurance.

(a)For a period of five (5) years from and after the Effective Time, CenterState shall indemnify, defend and hold harmless the present and former directors, officers and employees of HBC and its Subsidiaries (the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, settlements or liabilities as incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Claim”), arising out of actions or omissions of such Persons in the course of performing their duties for HBC occurring at or before the Effective Time (including the transactions contemplated hereby), to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to (i) the HBC Charter, the HBC Bylaws or the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of HBC’s Subsidiaries, each as in effect on the date of this Agreement, and (ii) the FBCA. CenterState shall advance expenses to the Indemnified Parties as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)Any Indemnified Party wishing to claim indemnification under this Section 6.6 shall promptly notify CenterState upon learning of any Claim, provided that failure to so notify shall not affect the obligation of CenterState under this Section 6.6 unless, and only to the extent that, CenterState is actually and materially prejudiced in the defense of such Claim as a consequence.  In the event of any such Claim (whether arising before or after the Effective Time), (i) CenterState shall have the right to assume the defense thereof and CenterState shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, for so long as CenterState is undertaking commercially reasonable efforts to maintain such defense, (ii) the Indemnified Parties will cooperate in the defense of any such matter, at CenterState’s expense, (iii) CenterState shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld or delayed and (iv) CenterState shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations. An Indemnified Party may also participate in the defense of any such Indemnified Claim at its own expense.

(c)For a period of five (5) years following the Effective Time, CenterState will provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of HBC or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by HBC; provided, however, that (i) if CenterState is unable to maintain or obtain the insurance called for by this Section 6.6(c), then CenterState will provide as much comparable insurance as is reasonably available, (ii) officers and directors of HBC or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the

D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 6.6(c), CenterState may require HBC to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing.  Whether or not CenterState or HBC shall procure such coverage, in no event shall HBC expend, or CenterState be required to expend, for such tail insurance a premium amount in excess of an amount equal to 150% of the annual premiums paid by HBC for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”).  If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then HBC or CenterState, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium. The full premium for such coverage, which shall be noncancellable, shall be paid prior to the Effective Time.

(d)If CenterState or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CenterState and its Subsidiaries shall assume the obligations set forth in this Section 6.6.

6.7No Solicitation.

(a)HBC agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers and directors (the “HBC Individuals”) not to, and will use its commercially reasonable best efforts to cause HBC and its Subsidiaries’ agents, advisors, accountants, non-officer employees, legal counsel, and financial advisors (the “HBC Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries’ business, properties or assets (“HBC Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal.  HBC will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than CenterState with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.  It is understood that any breach of the provisions of this Section 6.7 by any HBC Representative shall constitute a breach by HBC.

(b)Notwithstanding anything to the contrary in Section 6.7(a), at any time after the date of this Agreement and prior to obtaining the HBC Shareholder Approval, in the event HBC receives an unsolicited Acquisition Proposal and the Board of Directors of HBC determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, HBC may, and may permit its Subsidiaries and the HBC Individuals and the HBC Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to HBC than the Confidentiality Agreement, (ii) furnish or cause to be furnished HBC Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to such confidentiality agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of HBC determines in good faith (following consultation with counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

(c)The Board of Directors of HBC shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to CenterState, the HBC Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to CenterState the HBC Board Recommendation (any such action, a “Change in Recommendation”).  Notwithstanding the foregoing, if the HBC Board concludes in good faith (after consultation with its outside legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of HBC under applicable law, the HBC Board may at any time prior to HBC Shareholder Approval (i) effect a Change of Recommendation, or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of HBC may not make a Change in Recommendation, or terminate this Agreement, with respect to an Acquisition Proposal unless (i) HBC shall not have breached this Section 6.7 in any respect and (ii) (A) the Board of Directors of HBC determines in good faith (after consultation with counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by CenterState under this Section 6.7(c); (B) HBC has given CenterState at least five (5) Business Days’ prior written notice of its intention to take such action set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, HBC has negotiated, and has caused its representatives to negotiate, in good faith with CenterState during such notice period to the extent CenterState wishes to negotiate, to enable CenterState to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.  In the event of any material change to the terms of such Superior Proposal, HBC shall, in each case, be required to deliver to CenterState a new written notice, the Notice Period shall be extended for two Business Days, and HBC shall be required to comply with its obligations under this Section 6.7 with respect to such new written notice.   After the close of business on the last day of the Notice Period, the HBC Board may determine in good faith, after consulting with its legal and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments proposed in writing by CenterState during the Notice Period to the terms and conditions of this Agreement.

(d)HBC will advise CenterState in writing within twenty-four (24) hours following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep CenterState apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(e)As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving HBC or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than fifty percent (50%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, HBC or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of HBC concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, CenterState acknowledging that Sandler O’Neill is a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

6.8Correction of Information.  Each of HBC and CenterState shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification contained in Article VII, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any Party receiving such notice.

6.9System Integration.  From and after the date hereof, HBC shall cause 1st National Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause 1st National Bank’s data processing consultants and software providers to, cooperate and assist 1st National Bank and CenterState Bank of Florida, N.A. in connection with an electronic and systematic conversion of all applicable data of 1st National Bank to the CenterState system following the Effective Time, including the training of 1st National Bank employees without undue disruption to 1st National Bank’s business, during normal business hours and at the expense of CenterState (not to include 1st National Bank’s standard employee payroll).

6.10Coordination; Integration.  Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, HBC shall cause the Chief Executive Officer of 1st National Bank to assist and confer with the officers of CenterState Bank of Florida, N.A., on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of CenterState Bank of Florida, N.A., as the resulting institution in the Bank Merger.

6.11Non-Competition and Non-Disclosure Agreement.  Concurrently with the execution and delivery of this Agreement and effective upon Closing, HBC has caused each non-employee director of HBC and 1st National Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).

6.12Claims Letters.  Concurrently with the execution and delivery of this Agreement and effective upon the Closing, HBC has caused each director of HBC and 1st National Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D.

6.13Failure to Fulfill Conditions.  In the event that either Party determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the other Party.

6.14Assumption of Trust Preferred Securities. CenterState acknowledges that the Trust holds subordinated debentures issued by HBC pursuant to the Indenture (the “Debentures”) and that the Trust has issued preferred securities which are intended to constitute an additional tier 1 capital element, pursuant to the Declaration of Trust. CenterState agrees that at the Effective Time, it shall expressly assume all of HBC’s obligations under the Indenture (including, without limitation, being substituted for HBC) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by said Indenture, the Declaration of Trust, the subordinated debentures or the trust preferred securities issued by the Trust, as may reasonably be requested by the trustees thereunder, and thereafter shall perform all of HBC’s obligations with respect to the subordinated debentures and the trust preferred securities issued by the Trust (the “Trust Preferred Assumption”).

ARTICLE VII

CONDITIONS PRECEDENT

7.1Conditions to Each Party’s Obligations.  The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of HBC and CenterState, at or prior to the Closing Date, of the following conditions:

(a)Shareholder Approval.  The HBC Shareholder Approval shall have been obtained.

(b)No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.

(c)Regulatory Approvals.  All Regulatory Approvals required to consummate the transactions contemplated by this Agreement in the manner provided herein, including the

Merger and the Bank Merger, shall have been obtained without the imposition of a Materially Burdensome Regulatory Condition, and such Regulatory Approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2Conditions to Obligations of CenterState.  The obligation of CenterState to effect the Merger is also subject to the satisfaction or, to the extent permitted by law, waiver by CenterState, at or prior to the Closing Date, of the following conditions:

(a)Representations and Warranties.  The representations and warranties of HBC set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that (A) the representations and warranties in Sections 3.2(a) (Capitalization) regarding the number of outstanding shares of HBC Common Stock and 3.2(b) (Capitalization) regarding the equity based awards outstanding shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and (B) the representations and warranties in Sections 3.7 (Absence of Changes), and 3.14 (HBC Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and provided further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 3.7 (Absence of Changes) and 3.14 (HBC Information), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded.  CenterState shall have received a certificate signed on behalf of HBC by the Chief Executive Officer or the Chief Financial Officer of HBC to the foregoing effect, to such officer’s Knowledge.

(b)Performance of Obligations of HBC.  HBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CenterState shall have received a certificate signed on behalf of HBC by the Chief Executive Officer or the Chief Financial Officer of HBC to such effect, to such officer’s Knowledge.

(c)Dissenting Shares.  Dissenting Shares shall be less than five percent (5%) of the issued and outstanding HBC Common Stock.

(d)Employee Agreements.  Each of the Consulting Agreements entered into between CenterState Bank, N.A. and each of David A. Peyton and Robert Ares as of the date of this Agreement shall continue to be in full force and effect (collectively, the “Employee Agreements”).

(e)No HBC Material Adverse Effect.  Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on HBC, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on HBC.

(f)Matters Relating to 280G Taxes.  CenterState shall be satisfied in its reasonable discretion, either through mutually agreeable pre-closing amendments or otherwise, that HBC shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Code) under any change in control agreements, salary continuation agreements, employment agreements, benefit plans, or similar arrangements between HBC and/or 1st National Bank and any officers, directors, or employees thereof.

(g)HBC 401(k) Plan.  CenterState shall have received such evidence and documentation as it shall have reasonably requested to establish that HBC and/or 1st National Bank has effectuated the termination of their 401(k) Plan, or the merger of such 401(k) Plan with a 401(k) plan of CenterState or a Subsidiary, as CenterState shall determine and effective as of the Effective Time.

(h)Consents and Approvals.  Each Party shall have obtained any and all consents, approvals, authorizations, clearances, exemptions, waivers or similar affirmation required for consummation of the Merger (other than the Regulatory Approvals) or for the preventing of any default under any contract, agreement or permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CenterState.

7.3Conditions to Obligations of HBC.  The obligation of HBC to effect the Merger is also subject to the satisfaction or waiver by HBC at or prior to the Effective Time of the following conditions:

(a)Representations and Warranties.  The representations and warranties of CenterState set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that the representations and warranties in Sections 4.7 (Financing) and 4.8 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and provided further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 4.7 (Financing) and 4.8 (Absence of Changes), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded.  HBC shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to the foregoing effect, to such officer’s Knowledge.

(b)Performance of Obligations of CenterState.  CenterState shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and HBC shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to such effect, to such officer’s Knowledge.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1Termination.

(a)This Agreement may be terminated at any time prior to the Effective Time, whether before or after the HBC Shareholder Approval:

(i)by mutual consent of HBC and CenterState in a written instrument authorized by the Boards of Directors of HBC and CenterState;

(ii)by either HBC or CenterState, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(a)(ii) if such denial is attributable to the failure of such Party to perform any covenant in this Agreement required to be performed prior to the Effective Time;

(iii)by either HBC or CenterState, if the Merger shall not have been consummated on or before 270 days following the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(iv)by either HBC or CenterState (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of HBC, in the case of a termination by CenterState, or CenterState, in the case of a termination by HBC, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 (in the case of a termination by CenterState) or 7.3 (in the case of a termination by HBC), and which is not cured within twenty (20) days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(v)by CenterState if (i) the Board of Directors of HBC (or any committee thereof) shall have failed to make the HBC Board Recommendation or shall have made a Change in Recommendation, or (ii) HBC shall have materially breached any of the provisions set forth in Section 6.7;

(vi)by HBC prior to obtaining the HBC Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with

Section 6.7; provided, however, that HBC has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a); and

(vii)by either HBC or CenterState, if the provisions of Section 8.1(a)(v) are not applicable and the shareholders of HBC fail to provide the HBC Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.

8.2Effect of Termination.  In the event of termination of this Agreement by either HBC or CenterState as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of HBC, CenterState, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement; provided, however, that (i) this Section 8.2 and Sections 6.2(e), 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) termination will not relieve a breaching Party from liability for any willful and material breach of any provision of this Agreement.

8.3Fees and Expenses.  Except as provided in Section 8.4, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful and material breach of any provision of this Agreement.  Notwithstanding the foregoing, if any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by a Party against the other Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

8.4Termination Fees.

(a)In recognition of the efforts, expenses and other opportunities foregone by CenterState while structuring and pursuing the Merger, if this Agreement is terminated pursuant to Section 8.1(a)(v) or Section 8.1(a)(vi), then (i) in the case of termination under Section 8.1(a)(v), HBC shall, within three (3) Business Days after such termination, pay CenterState an amount equal to $900,000, and (ii) in the case of a termination under Section 8.1(a)(vi), HBC shall, simultaneously with such termination and as a condition thereof, pay CenterState an amount equal to $900,000, in each case by wire transfer of same-day funds (the applicable amount to be paid pursuant to the immediately preceding clauses (i) and (ii) being the “HBC Termination Fee”).

(b)If this Agreement is terminated by either Party under Section 8.1(a)(vii), and prior thereto there has been publicly announced an Acquisition Proposal, then if within six (6) months of such termination HBC or any of its Significant Subsidiaries either (i) enters into a definitive agreement with respect to such Acquisition Proposal or (ii) consummates such

Acquisition Proposal, HBC shall, within three (3) Business Days after the first to occur of the foregoing, pay CenterState the HBC Termination Fee set forth in Section 8.4(a)(i) by wire transfer of same-day funds.  For purposes of the immediately preceding clauses (i) and (ii), the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(c)Notwithstanding anything to the contrary in this Agreement, other than in the case of a willful and material breach of this Agreement, the payment of the HBC Termination Fee pursuant to this Section 8.4 shall fully discharge HBC from, and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement.  In no event shall HBC be required to pay the HBC Termination Fee on more than one occasion.

(d)The Parties agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

8.5Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of HBC; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of HBC, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended except by an instrument in writing expressly stating an intention to amend this Agreement, signed on behalf of each of the Parties.

8.6Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement on the part of the other Party or (c) waive compliance with any of the agreements or conditions contained in this Agreement on the part of the Party.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Davenport, Florida time, at the offices of CenterState, on a date no later than three (3) Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date is determined by mutual agreement of the Parties (the “Closing Date”).  For purposes of this Agreement, a “Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday, excluding federal holidays, on which CenterState Bank of Florida, N.A. is open for carrying on substantially all of its business functions.

9.2Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 9.2 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including, without limitation, the agreements contained in Sections 6.5, and 6.6.

9.3Notices.  Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 9.3) or (z) on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 9.3), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 9.3

(a)if to CenterState, to:

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida  33837

Attn:  Mr. John C. Corbett

Fax:  (863) 419-7798

with a copy (which shall not constitute notice to CenterState) to:

Smith Mackinnon, PA

255 South Orange Avenue, Suite 1200

Orlando, Florida   32801

Attn:  John P. Greeley, Esq.

Fax:  (407) 843-2448

(b)if to HBC, to:

Hometown of Homestead Banking Company

1550 N. Krome Avenue

Homestead, Florida 33030

Attn:  David A. Peyton

Fax:  (305) 245-2211

with a copy (which shall not constitute notice to HBC) to:

BuckleySandler LLP
1250 24th Street, NW, Suite 700

Washington, DC 20037

Attn: Noel M. Gruber, Esq.

Fax:(202) 349-8080

9.4Interpretation.

(a)For the purposes of this Agreement, use of the phrase “to the Knowledge” of HBC or CenterState, as applicable, or reference to the Knowledge or awareness of HBC or CenterState, as applicable, means the actual knowledge of an executive officer of such Party or any of its Significant Subsidiaries after reasonable inquiry of subordinate officers who would reasonably be expected to have knowledge of such facts, events or circumstances.

(b)The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d)The word “or” as used in this Agreement shall not be exclusive.

(e)The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f)A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h)If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5Counterparts.  This Agreement may be executed and delivered in two or more counterparts (including delivery by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.6Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.

9.8Publicity.  Neither HBC nor CenterState shall, and neither HBC nor CenterState shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of CenterState, in the case of a proposed announcement or statement by HBC, or HBC, in the case of a proposed announcement or statement by CenterState; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed).  Any purported assignment in contravention hereof shall be null and void.  Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns.  Except for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement.

9.10Specific Performance; Time of the Essence.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity.  Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11Disclosure Schedule.  Before entry into this Agreement, each Party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing Party contained in Article III or Article IV, as applicable; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance.  For purposes of this Agreement, “Previously Disclosed” or “previously disclosed” means information set forth by a Party in the applicable paragraph of its Disclosure Schedule or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

9.12Non-Recourse.  No past, present or future director, officer, employee, incorporator  shareholder, agent, attorney or representative of HBC or 1st National Bank have any liability (whether in contract or in tort) for any obligations of HBC or 1st National Bank arising under, or in connection with the transactions contemplated hereby.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, CenterState and HBC have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENTERSTATE BANKS, INC.

By:	/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

HOMETOWN OF HOMESTEAD BANKING COMPANY

By:	/s/ David A. Peyton
David A. Peyton
President and Chief Executive Officer

EXHIBIT A

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 27th day of October, 2015, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of voting common stock, $0.01 par value per share (the “Common Stock”), of Hometown of Homestead Banking Company (“HBC”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” (such shares of Common Stock, together with any other shares of Common Stock the sole or shared voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”);

WHEREAS, CenterState and HBC propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, HBC will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of CenterState to enter into the Merger Agreement, Shareholder is executing this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, Shareholder and CenterState, intending to be legally bound, hereby agree as follows:

1.Agreement to Vote Shares.  Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of HBC, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CenterState, Shareholder shall:

(a)appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the sole or shared right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof

1

adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of HBC contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of HBC, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

(c)Except as set forth in subparagraph (a) and (b) of this Section 1, nothing contained herein shall limit the right of the Shareholder to vote in favor of, against, or to abstain on any matter submitted to the shareholders of HBC at any meeting or shareholders or written action in lieu thereof.

2.No Transfers.  While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted:  (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; and (d) such transfers as CenterState may otherwise permit in its sole discretion.  Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3.Representations and Warranties of Shareholder.  Shareholder represents and warrants to CenterState as follows:

(a)Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c)The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other

2

obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)Shareholder is the beneficial owner of the Shares.  Shareholder does not own, of record or beneficially, any shares of capital stock of HBC other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any HBC Stock Options.  Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

4.No Solicitation.  From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of HBC, shall not, nor shall Shareholder authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than CenterState) any information or data with respect to HBC or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of HBC’s shareholders with respect to an Acquisition Proposal. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of HBC or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of HBC (or as an officer or director of any of its Subsidiaries) consistent with his or her fiduciary duties in such capacity under applicable law.

5.Specific Performance; Remedies; Attorneys’ Fees.  Shareholder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law or in equity.  Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at law.  In addition, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder

3

assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party.  In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

6.Term of Agreement; Termination.  The term of this Agreement shall commence on the date hereof.  This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Merger Agreement or the consummation of the Merger.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

8.Entire Agreement; Amendments.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto.  No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9.Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

10.Capacity as Shareholder.  This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of HBC, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of HBC or in any other capacity.

11.Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

4

12.WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.  EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.Waiver of Appraisal Rights; Further Assurances.  To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law.  Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, HBC or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at CenterState’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

14.Counterparts.  This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows.]

5

IN WITNESS WHEREOF, CenterState has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

CENTERSTATE BANKS, INC.

By:
John C. Corbett
President and Chief Executive Officer

SHAREHOLDER
Printed Name:

Total Number of Shares of Common Stock
Subject to this Agreement:

6

EXHIBIT B

PLAN OF MERGER AND MERGER AGREEMENT

1ST NATIONAL BANK OF SOUTH FLORIDA

with and into

CENTERSTATE BANK OF FLORIDA, N.A.

under the charter of

CENTERSTATE BANK OF FLORIDA, N.A.

under the title of

“CENTERSTATE BANK OF FLORIDA, N.A.”

(“Resulting Bank”)

THIS AGREEMENT is made this 27th day of October, 2015, between CenterState Bank of Florida, N.A. (hereinafter referred to as “CenterState Bank of Florida, N.A.” and the “Resulting Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, Florida 33880; and 1st National Bank of South Florida (hereinafter referred to as “1st National Bank” and, together with CenterState Bank of Florida, N.A., the “Banks”), a national banking association, with its main office located at 1550 North Krome Avenue, Homestead, Florida 33030.

WHEREAS, at least a majority of the entire Board of Directors of CenterState Bank of Florida, N.A. has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of 1st National Bank has approved this Agreement and authorized its execution in accordance with and the Act; and

WHEREAS, CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A., and Hometown of Homestead Banking Company which owns all of the outstanding shares of 1st National Bank, have entered into an Agreement and Plan of Merger (the “Plan of Merger, Inc.”) which, among other things, contemplates the merger of Hometown of Homestead Banking Company with and into CenterState Banks, Inc., all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”); and

WHEREAS, each of the Banks is entering this Agreement to provide for the merger of 1st National Bank with and into CenterState Bank of Florida, N.A., with CenterState Bank of Florida, N.A. being the surviving corporation of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

1

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, 1st National Bank shall be merged with and into CenterState Bank of Florida, N.A. (the “Merger”).  Upon consummation of the Merger, CenterState Bank of Florida, N.A. shall continue its existence as the surviving company and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of 1st National Bank shall cease.   The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “CenterState Bank of Florida, National Association,” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank shall be that of a national banking association.  This business shall be conducted by the Resulting Bank at its main office which shall be located at 1101 First Street South, Winter Haven, Florida 33880, as well as all of the banking offices of CenterState Bank, N.A. and the banking offices of 1st National Bank that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of CenterState Bank of Florida, N.A.).  The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

Immediately upon the Merger becoming effective, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank of Florida, N.A. issued and outstanding immediately prior to the Merger becoming effective.  Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of 1st National Bank and the Resulting Bank, as they exist at the effective time of the Merger shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of 1st National Bank and the Resulting Bank existing as of the effective time of the Merger, all in accordance with the provisions of the Act.

2

SECTION 6

CenterState Bank of Florida, N.A. and 1st National Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of CenterState Bank of Florida, N.A. and 1st National Bank at the time the Merger becomes effective.

SECTION 7

At the effective time of the Merger, each outstanding share of common stock of 1st National Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of 1st National Bank shall, at the effective time of the Merger, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of the CenterState Bank of Florida, N.A.’s Common Stock shall continue to remain outstanding shares of CenterState Bank of Florida, N.A.’s Common Stock, all of which shall continue to be owned by CenterState Banks, Inc.

SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of CenterState Bank of Florida, N.A. as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.  The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of CenterState Bank of Florida, N.A. as of the Effective Time who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 10

This Agreement has been approved by CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A. and by Homestead Banking Company which owns all of the outstanding shares of 1st National Bank.

SECTION 11

This Agreement is also subject to the following terms and conditions:

(a)The BHC Merger shall have closed and become effective.

(b)The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

3

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of such bank’s records in connection with the Merger.

SECTION 13

Effective as of the time this Merger shall become effective, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of the Resulting Bank as in effect immediately prior to the time this Merger shall become effective.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Plan of Merger.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable.  In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks.  No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

4

This Agreement may be executed in counterparts (including by facsimile or optically‑scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.

CENTERSTATE BANK OF FLORIDA, N.A.

By:
John C. Corbett
As its:	President and Chief Executive Officer

1ST NATIONAL BANK OF SOUTH FLORIDA

By:
David A. Peyton
As its:	President and Chief Executive Officer

5

EXHIBIT A TO PLAN OF MERGER AND MERGER AGREEMENT

BANKING OFFICES OF THE RESULTING BANK

Main Office:

1101 First Street South

Winter Haven, FL  33880

Branch Offices:

3670 Havendale Boulevard

Auburndale, Florida  33823

1375 North Broadway

Bartow, Florida  33831

10990 U.S. Highway 441 Southeast

Belleview, Florida  34420

1515 North Federal Highway, Suite 100

Boca Raton, Florida  33432

7301 West Palmetto Park Road

Boca Raton, Florida  33433

102 West Robertson Street

Brandon, Florida  33511

12435 Cortez Boulevard

Brooksville, Florida  34613

114 Belt Drive

Bushnell, Florida  33513

205 South W.C. Owen Avenue

Clewiston, Florida  33440

3301 North University Drive, Suite 110

Coral Springs, Florida  33065

500 North Summit Street

Crescent City, Florida  32112

14045 Seventh Street

Dade City, Florida  33525

100 East Polo Park

Davenport, Florida  33837

6

42725 Highway 27

Davenport, Florida  33837

909 SE 5th Avenue

Delray Beach, Florida  33483

1 Eastgate Square

East Palatka, Florida  32131

15830 U.S. Hwy 441

Eustis, Florida  32726

302 W. Palm Drive

Florida City, Florida 33034

2419 East Commercial Blvd., Suite 102

Ft. Lauderdale, Florida  33408

901 East Las Olas Blvd., Suite 103

Ft. Lauderdale, Florida  33301

5001 Okeechobee Road

Ft. Pierce, Florida  34947

1105 W. Broad Street

Groveland, Florida  34736

36205 Highway 27

Haines City, Florida  33844

36099 U.S. Highway 27

Haines City, Florida  33844

1550 N. Krome Avenue

Homestead, Florida  33030

1750 N.E. 8th Street

Homestead, Florida  33033

12520 S.W. 288th Street

Homestead, Florida  33033

28801 SW 157th Avenue

Homestead, Florida  33033

15600 SW 288 Street

Homestead, Florida 33033

809 N. Flagler Avenue

Homestead, Florida 33030

7

2804 NE 8th Street

Homestead, Florida 33030

1120 S.R. 20

Interlachen, Florida  32148

1234 King Street

Jacksonville, Florida  32204

2922 Corinthian Avenue

Jacksonville, Florida  32210

7077 Bonneval Road

Jacksonville, Florida  32216

100150 Overseas Highway

Key Largo, Florida  33037

349 W. Oak Street

Kissimmee, Florida  34741

45 Bridge Street

Labelle, Florida  33935

500 South Florida Avenue

Lakeland, Florida  33801

4719 South Florida Avenue

Lakeland, Florida  33803

3221 S. Florida Avenue

Lakeland, Florida 33803

155 Lake Shore Way

Lake Alfred, Florida  33850

300 West Central Avenue

Lake Wales, Florida  33853

4144 Ashton Club Drive

Lake Wales, Florida  33859

903 West North Boulevard

Leesburg, Florida  34748

7330 S.W. 152 Avenue

Miami, Florida 33193

19990 SW 177th Avenue

Miami, Florida 33187

8

18765 S. Dixie Highway

Miami, Florida 33157

763 East 3rd Avenue

New Smyrna Beach, Florida  32169

406 East Silver Springs Boulevard

Ocala, Florida  34470

7755 S.W. 65th Avenue

Ocala, Florida  34476

811 N.E. 36th Avenue

Ocala, Florida  34470

4905 N.W. Blichton Road

Ocala, Florida  34482

2100 S. Parrott Avenue

Okeechobee, Florida 34974

945 South Orange Avenue

Orlando, Florida  32806

12285 S. Orange Blossom Trail

Orlando, Florida  32837

10891 N. Military Trail

Palm Beach Gardens, Florida  33410

9730 East Fern Street

Palmetto Bay, Florida  33157

305 South Wheeler Street

Plant City, Florida  33563

850 Cypress Parkway

Poinciana, Florida  34759

9815 S. U.S. Hwy 1

Port St. Lucie, Florida  34952

24701 S. Dixie Highway

Princeton, Florida 33032

25151 South Dixie Highway

Princeton, Florida  33032

2801 Thirteenth Street

St. Cloud, Florida  34769

9

10101 Bloomingdale Avenue

Riverview, Florida  33578

420 West First Street

Sanford, Florida  32771

4898 East Irlo Bronson Memorial Highway

St. Cloud, Florida  34771

2400 S.E. Monterey Road, Suite 100

Stuart, Florida  34996

91390 Overseas Highway

Tavernier, Florida 33070

1815 State Road 60 East

Valrico, Florida  33594

855 21st Street

Vero Beach, Florida  32960

7722 State Road 544 East

Winter Haven, Florida 33881

1500 Lee Road

Winter Park, Florida  32789

6930 Gall Boulevard

Zephyrhills, Florida  33542

10

EXHIBIT C

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the 27th day of October, 2015, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and ____________________, an individual resident of the State of Florida (“Director”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of October 27, 2015 (the “Merger Agreement”) by and between CenterState and Hometown of Homestead Banking Company, a Florida corporation (“HBC”), HBC will merge with and into CenterState (the “Merger”), as a result of which 1st National Bank, a Florida state-chartered bank and wholly owned subsidiary of HBC (“1st National Bank”), will merge with and into CenterState Bank, N.A., a national banking association and wholly owned subsidiary of CenterState (“CenterState Bank, N.A.”);

WHEREAS, Director is a shareholder of HBC and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive consideration in exchange for the shares of HBC Common Stock (as defined in the Merger Agreement) held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of HBC, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined); and

WHEREAS, as a result of the Merger, CenterState will succeed to all of the Confidential Information and Trade Secrets, for which CenterState, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that certain directors of HBC, including Director, enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CenterState and Director, each intending to be legally bound, covenant and agree as follows:

1.Restrictive Covenants.

(a)Director acknowledges that (i) CenterState has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b)Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with CenterState as follows:

1

(i)From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secret for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable law or court order. In the event that Director is required by law or court order to disclose any Confidential Information, Director will:  (i) if and to the extent permitted by such law or court order provide CenterState with prompt notice of such requirement prior to the disclosure so that CenterState may waive the requirements of this Agreement or seek an appropriate protective order at CenterState’s sole expense; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment.  If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(ii)Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of CenterState, CenterState Bank, N.A., HBC or 1st National Bank (each a “Protected Party”), including actively sought prospective customers of HBC Bank as of the Effective Date, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party provided, that, without limitation, this provision will not be violated if a customer of a Protected Party responds to an advertisement or other solicitation that is not specifically directed to customers of the Protected Party.

(iii)Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.

(iv)For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party, provided, that, without limitation, this provision will not be violated if an employee of a Protected Party responds to an advertisement or other solicitation that is not specifically directed to employees of the Protected Party.

2

(c)For purposes of this Section 1, the following terms shall be defined as set forth below:

(i)“Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services offered by any Protected Party as of the Effective Time of the Merger.

(ii)“Confidential Information” shall mean data and information:

(A)relating to the business of HBC and its subsidiaries, including 1st National Bank, regardless of whether the data or information constitutes a Trade Secret;

(B)disclosed to Director or of which Director became aware as a consequence of Director’s relationship with HBC;

(C)having value to HBC and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CenterState; and

(D)not generally known to competitors of HBC or CenterState.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from HBC or CenterState, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii)“Restricted Territory” shall mean Miami-Dade County, Broward County, Collier County and Monroe County in Florida.

(iv)“Trade Secret” shall mean information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A)derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B)is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d)Director acknowledges that irreparable loss and injury would result to CenterState upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain.  Director hereby agrees that, in addition to all other remedies provided at law or in equity, CenterState may petition and obtain from a

3

court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach.  In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law.  If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable.  The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2.Notices.  Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 3) or (z) in the case of CenterState only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 2), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 2.

If to CenterState:	CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida  33837

Attn:  Chief Executive Officer

Fax:  (863) 419-7788

If to Director:	The address of Director’s principal residence as it appears in HBC’s records as of the date hereof.

3.Governing Law.  The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

4.Modification and Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CenterState.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

5.Severability.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

4

6.Counterparts.  This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

7.Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

8.Construction; Interpretation.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature page follows.]

5

IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and CenterState has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

CENTERSTATE BANKS, INC.

By:
John C. Corbett
President and Chief Executive Officer

Director:

6

Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 3(b)(ii) and (iii) shall not apply to any of the following activities of Director:

1.The provision of legal services by Director to any person.

2.The offer and sale of insurance products by Director to any person.

3.The provision of investment advisory and brokerage services by Director to any person.

4.The provision of private equity/venture capital financing or other private lending activity not conducted through an insured depository institution by Director (or an entity of which Director is an owner) to any person.

5.The provision of accounting services by Director to any person.

7

EXHIBIT D

CLAIMS LETTER

October 27, 2015

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida  33837

Attention: John C. Corbett

Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of October 27, 2015 (the “Merger Agreement”), by and among Hometown of Homestead Banking Company (“HBC”), and CenterState Banks, Inc. (“CenterState”).

Concerning claims which the undersigned may have against HBC or any of its subsidiaries in my capacity as an officer, director or employee, of HBC or any of its subsidiaries, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

1.Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

2.Release of Certain Claims.

(a)The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger under the Merger Agreement, each HBC Entity, and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his capacity as an officer, director or employee of any HBC Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for  (i) compensation for services that have accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to CenterState on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

(b)For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i)any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any HBC Entity, including, but not limited to, (A) Claims as a

1

borrower under loan commitments and agreements between the undersigned and an HBC Entity, (B) Claims as a depositor under any deposit account with any HBC Entity, (C) Claims as the holder of any Certificate of Deposit issued by any HBC Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any HBC Entity; (E) Claims in his or her capacity of a shareholder of HBC; and (F) Claims as a holder of any check issued by any other depositor of any HBC Entity;

(ii)the Claims excluded in (i) and (ii) of Section 2(a) above; and

(iii) any Claims that the undersigned may have under the Merger Agreement, including but not limited to claims for indemnification or advancement of expenses under Section 6.6 of the Agreement.

3.Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

4.Miscellaneous.

a.This letter shall be governed and construed in accordance with the laws of the State of Florida (other than the choice of law provisions thereof).

b.This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

c.This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

d.This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

e.The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

f.This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of CenterState to pay the Merger Consideration under the Merger Agreement).

g.If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses

2

even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post‑judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

h.IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

i.The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Polk County, Florida. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

Sincerely,

Signature of Officer or Director

Name of Officer or Director

3

On behalf of CenterState Banks, Inc., I hereby acknowledge receipt of this letter as of this 27th day of October, 2015.

CENTERSTATE BANKS, INC.

By:
Name:	John C. Corbett
Title:	President and Chief Executive Officer

4